Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHART ACQUISITION CORP.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The Board of Directors (“Board”) of Chart Acquisition Corp. (the “Corporation”) and the stockholders holding a majority of shares of common stock issued and outstanding as of February 8, 2012 (“Majority Stockholders”) of the Corporation duly adopted, pursuant to Sections 141(f) and 228(a) of the Delaware General Corporation Law the following resolutions setting forth the amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”)

RESOLVED, that the Certificate of Incorporation be amended by replacing Section 4.1 of Article Fourth, relating to the authorized shares of common stock of the Corporation in its entirety with the  following:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 101,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

SECOND: That thereafter, pursuant to resolutions of the Board and the Majority Stockholders and in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital stock of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Chart Acquisition Corp. has caused this Certificate of Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this ___ day of ___, 201_.

CHART ACQUISITION CORP.
By:
Joseph R. Wright
Chief Executive Officer